Exhibit 10.10

[*.*] CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[*.*].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT TO

BRANDED DISTRIBUTOR MARKETING AGREEMENT – MULTI-BRAND

[CUSTOM – GPM]

This Amendment to Branded Distributor Marketing Agreement – Multi-Brand (“Amendment”), dated effective as of January 1, 2012 (the “Effective Date”), by and between VALERO MARKETING AND SUPPLY COMPANY (“VMSC”) and GPM INVESTMENTS, LLC (“Distributor”), amends the Branded Distributor Marketing Agreement (Multi-Brand) (the “Marketing Agreement”), dated January 1, 2012, by and between VMSC and Distributor.

NOW THEREFORE, In consideration of the mutual terms, conditions, and covenants set forth herein, Distributor and VMSC agree that the Marketing Agreement is amended as follows, and wherever there is any conflict between this Amendment and the Agreement, the provisions of this Amendment shall apply:

1. Section 2(A) of the Marketing Agreement is entirely replaced with the following:

(A) In each calendar month, VMSC agrees to sell and Distributor agrees to purchase [*.*] of the quantity of each Product set forth on Exhibit A attached hereto and made a part hereof [*.*]. Distributor shall purchase Products on a ratable basis throughout the month.

2. Section 2(C) of the Marketing Agreement is entirely replaced with the following:

Distributor acknowledges that its obligation to purchase during each calendar month the volume of Products described in Paragraph 2(A) above is a material and important part of the consideration for this Agreement. VMSC reserves the right to require periodic reports from Distributor during the term regarding sales of Products from, and deliveries of Products to, each Station, as well as other matters as specified by VMSC. As of the Commencement Date, and continuing throughout the term of this Agreement, the following reporting requirement shall be in effect: within 30 days after the completion of each calendar month, Distributor shall submit to VMSC [*.*] showing the total volume of Products sold, by Station, during such calendar month.

3. Section 2(E) of the Marketing Agreement is entirely replaced with the following: “Distributor must inform VMSC in writing within [*.*] of any claimed deficiencies in either quantity or quality of Products received; otherwise, both quantity or quality shall be conclusively established to conform to the specifications in the delivery document.”

4. In the following sections of the Marketing Agreement, the phrase “sole and absolute discretion” or the phrase “sole discretion” (as appropriate) is replaced with the phrase “reasonable discretion”: (a) the second sentence of Section 4(A); (b) the second sentence of Section 5(A); (c) the third sentence of Section 5(B); (d) the last sentence of Section 8(A); the first sentence of Section 12; (e) the second sentence of Section 14; and (f) the first sentence of Section 17(C).

5. The following is added at the end of Section 4(A) of the Marketing Agreement:

[*.*] Distributor agrees to provide to VMSC audited annual financial statements of Distributor no later than six months after the end of such company’s fiscal year, as well as such additional financial information as VMSC may reasonably request from time-to-time. If Distributor fails to provide the information required in the preceding sentence or if, in the reasonable opinion of VMSC, there is a material adverse change in the financial capability of Distributor, then VMSC may, on notice to Distributor, reduce or eliminate the [*.*] and DEMAND payment in full of [*.*], as well as exercise any of the remedies set forth herein. These rights are in addition to and do not limit those rights of VMSC regarding a failure to pay by Distributor. The Distributor agrees to pay all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by VMSC in connection with the exercise by VMSC of any rights, remedies, powers, or privileges authorized hereunder, or by law, including but not limited to all reasonable costs and attorneys’ fees and disbursements incurred in any action or proceeding to collect any [*.*]. VMSC’s books and records, including its records of disbursements and payments, shall be prima facie evidence of the actual amounts due and owing [*.*].

[*.*] CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[*.*].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6. Notwithstanding anything to the contrary contained in the Marketing Agreement, specifically including, but not limited to, Section 7 thereof, in no event will Distributor be required to [*.*] during [*.*] of the Marketing Agreement in connection with any VMSC required changes to the Marks or the Basic Image Requirements of Distributor related to the Marks, at any Station then covered by the Marketing Agreement (a “Mark Change”), from those required by VMSC on the later of: (a) the date on which the Station was originally added to the Marketing Agreement; or (b) January 1, 2012.

7. The following is added at the end of Section 7(D) of the Marketing Agreement:

VMSC shall have the right at any time during the term of this Agreement to change, alter or amend any of the trademarks and trade names under which the Products covered by this Agreement are now or may hereafter be sold. If VMSC shall at any time during the term of this Agreement discontinue the marketing of any or all of the Products covered by this Agreement, VMSC shall be relieved of all obligation to sell or deliver such discontinued product to Distributor and, if VMSC shall market any other product in lieu of the discontinued product, this Agreement shall embrace the new product and all of the terms and conditions hereof previously applicable to the discontinued product shall apply to the new product. If at anytime during the term hereof VMSC generally offers new or alternative motor fuels at any of the Delivery Points, Distributor agrees to purchase such new or alternative motor fuels from VMSC under this Agreement and to continuously offer such new or alternative motor fuels at all Stations that have fueling facilities adequate to handle such new or alternative motor fuels. If VMSC approves the sale of any new or alternative fuel by Distributor which VMSC does not offer, Distributor shall comply with all of VMSC requirements related to such fuel.

8. In Section 7(F) of the Marketing Agreement is entirely replaced with the following:

(F) Distributor shall submit, and assure that its Dealers submit, to VMSC, for review or auditing, such reports, books, records, tax returns, statements, information, and data related to the Stations (collectively, “Records”), as VMSC may reasonably require for its own business purposes, in the form and at the times and places, reasonably specified by VMSC. Distributor agrees, and shall assure that its Dealers agree, that all Records submitted by Distributor or its Dealers to VMSC may be used by VMSC as it deems appropriate; provided, however, that information designated by Distributor or its Dealers as confidential shall not be disclosed by VMSC to third parties in a manner that identifies Distributor or its Dealers as the subject or source of the information, except (i) with Distributor’s or its Dealers’ [*.*] permission, (ii) as may be required by Applicable Law, or (iii) in connection with audits or collections under this Agreement. Furthermore, Distributor agrees, and shall cause its Dealers to agree: (i) that VMSC or its designated agents shall have the right at all reasonable times to examine and copy, at VMSC’s expense, Records of the Distributor or its Dealers related solely to the Stations, (ii) that VMSC shall have the right, at any time, to have an independent audit made of the books of any individual Station, and (iii) that VMSC shall have the right, upon at least 24-hours notice to Distributor or the Dealer, to enter upon any Station premises or other place of business of Distributor or the Dealer for the purpose of inspecting, copying, and/or auditing Records in Distributor’s or a Dealer’s care, custody, or control relating to tank meter readings for the Stations, inventories of motor fuel products, deliveries of motor fuel products by Distributor or third party carriers to the Stations, and retail sales by Distributor and its Dealers of motor fuel products, [*.*]. Upon request by VMSC, [*.*], Distributor shall produce, and shall assure that its Dealers produce, copies or originals of any such Records not kept at a place of business of Distributor or the Dealer. All Records of Distributor or its Dealers shall remain the property of Distributor or Dealers unless and until requested by VMSC. Nothing herein shall be construed to obligate Distributor or Dealers to render Records to VMSC’s possession, custody, or control for purposes of satisfying a judicial or other legal compulsion imposed on VMSC or its affiliates. VMSC has no right or authority to request or obtain Records for the benefit of any third party except as specifically provided herein.

[*.*] CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[*.*].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

9. The fifth sentence of Section 7(J) of the Marketing Agreement is entirely replaced with the following: “Upon termination, cancellation or non-renewal of this Agreement, in part or in whole, Distributor shall [*.*] the Identification Signs [*.*] to VMSC, or, upon request by VMSC, shall [*.*], and shall provide VMSC with [*.*].”

10. Notwithstanding anything to the contrary contained in the Marketing Agreement, including, without limitation, Section 7(K), all [*.*] shall be the property of [*.*].

11. In the third sentence of Section 8(A), which begins “The CTE Program requires...”, the word “materially” is added after the phrase “each Station must”.

12. Section 8(C) of the Marketing Agreement is entirely replaced with the following: “Except as may otherwise be required by Applicable Law, Distributor shall continuously offer at each Station, and shall assure [*.*] continuously offer, at least three grades of [*.*] of the Designated Brand.”

13. Section 11 of the Marketing Agreement is entirely replaced with the following:

11. Force Majeure. [*.*] for any failure or omission in the performance of this Agreement, nor be liable for damages in connection therewith, if such failure shall arise from any cause or causes beyond the reasonable control of [*.*] including, but not limited to, the following: an act of God; fire; storm; flood; earthquake; explosion; accident; an act of the public enemy; war (declared or undeclared); rebellion; insurrection; riot; sabotage; invasion; epidemic; quarantine restriction; strike; lockout; boycott; picketing; disputes or differences with workers; labor shortage; compliance with Applicable Law; transportation embargoes or failure or delay in transportation; unavailability of suitable tank trucks or parts or equipment therefor; exhaustion, reduction, unavailability, or delay in delivery of any Product at the source or sources of supply from which deliveries are normally made hereunder; exhaustion, reduction, unavailability, or delay in delivery of sufficient quantities of any product or material necessary in the manufacture of any Products including, but not limited to, crude oil, natural gas, supplies, raw materials, ethyl alcohol, oxygenates, or other ingredients or additives; periodic shutdown or turnaround of a plant for general inspection, repair, or maintenance; interruption or loss of utility service; legal or equitable rights or remedies in favor of any governing authority or agency or public or private party which prevents or impairs performance hereunder by [*.*]; or the total or partial destruction or breakdown of plants, pipelines, terminals, or equipment. The settlement of strikes or differences with workers shall be entirely within the sole and absolute discretion of [*.*]. [*.*] shall not be required to remedy or remove any such cause or causes.

[*.*] CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[*.*].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

14. In Section 13(A) of the Marketing Agreement, subsection (I) (which reads: “ANY VIOLATION OF APPLICABLE LAW BY DISTRIBUTOR OR ITS DEALERS”) is entirely deleted.

15. Section 15(B)(ii) of the Marketing Agreement is entirely replaced with the following:

(ii) After two working days written notice, if Distributor defaults in any of its obligations under this Agreement (including, but not limited to, defaults related to the payment of any sum due VMSC by Distributor, purchase of quantities of Products as described in Paragraph 2(A) [*.*], or the terms and conditions of Paragraphs 7, 8, 9, 13, and 14) or any other agreement between Distributor, on the one hand, and VMSC or its affiliates, on the other;

16. In the third sentence of Section 15(D)(vi), which begins “If any Station...”, the word “materially” is added after the phrase “fails to”.

17. The final sentence of Section 15(E) is entirely replaced with the following: “In the event Distributor fails to immediately remove all of the Removable Advertising Matter, or to paint out or obliterate all other Marks, including but not limited to all of VMSC’s color schemes, including the color teal, within 7 calendar days following the expiration or termination of this Agreement as to the particular Station, Distributor authorizes, and shall assure that its Dealers authorize, VMSC, at Distributor’s expense, to enter upon the premises of any such non-conforming Station and to remove the Removable Advertising Matter, and to paint out or obliterate all other Marks located therein.”

18. The final sentence of Section 17(C) is entirely replaced with the following: “The transfer, sale, assignment or other conveyance of [*.*] of the ownership interest in Distributor (whether by a single transaction or a series of transactions) shall also be deemed to be a “Transfer” requiring VMSC’s prior written consent as described above.”

19. Section 17(F) of the Marketing Agreement is entirely deleted.

20. Section 18(C) of the Marketing Agreement is entirely replaced with the following: “This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia.”

21. Section 18(E) of the Marketing Agreement is entirely replaced with the following:

(E) No Waiver. No failure of either party to exercise any power reserved to it under this Agreement, or to insist upon compliance by the other party with any obligation or condition in this Agreement, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of the relevant party’s rights to demand exact compliance by the other party with any of the terms of this Agreement. Waiver by either party of any particular default by the other party shall not affect or impair the non-defaulting party’s rights with respect to any subsequent default of the same or a different nature; nor shall any delay, forbearance, or omission by the non-defaulting party to exercise any power or right arising out of any breach or default by the other party of any of the terms, provisions, or covenants of this Agreement affect or impair the non-defaulting party’s rights; nor shall such constitute a waiver by the non-defaulting party of any rights hereunder or rights to declare any subsequent breach or default.

22. Except as expressly amended hereby, the terms, conditions, covenants and requirements of the Agreement remain in full force and effect.

Executed to be effective as of the Effective Date.

Distributor: GPM INVESTMENTS, LLC		VMSC: VALERO MARKETING AND SUPPLY COMPANY

By:	/s/ Mark C. King	By:	/s/ Joseph W. Gorder
Name:	Mark C. King		Joseph W. Gorder, Executive Vice President
Title:	CFO